Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 30th day of March, 2022 (the “Effective Date”), is entered into by and between Bank 7 Corp. (the “Company”) and John T. Phillips (“Executive”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1.         Employment.  The Company hereby agrees to employ Executive as Senior Executive Vice President and Chief Operating Officer of the Company, and Executive hereby accepts employment, on the terms and conditions set forth in this Agreement.

2.          Term.  The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of two (2) years (the “Initial Term”) commencing as of the Effective Date.  On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least one hundred eighty (180) days prior to any such anniversary date.  Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 6 and Section 8.  The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to as the “Employment Period.”

3.          Position and Duties.  During the Employment Period, Executive will serve as Senior Executive Vice President and Chief Operating Officer and will report directly to the Board of Directors of the Company (the “Board”).  Executive shall perform all services reasonably required to fully execute the duties and responsibilities associated with such position.  Executive will devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Company.  Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate Sections 10(a), (b) or (c) of this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees.

4.          Place of Performance.  Executive’s place of employment will be the Company’s principal executive offices in Oklahoma City, Oklahoma (the “Principal Location”).

5.           Compensation and Related Matters.

(a)         Base Salary.  During the Employment Period, the Company will pay Executive a base salary of not less than $350,000.00 per year (“Base Salary”), in approximate equal installments in accordance with the Company’s customary payroll practices.  Executive’s Base Salary may be increased, but not decreased, pursuant to annual review by the Board.  In the event Executive’s Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

(b)          Annual Incentive Bonus.  The Executive will be eligible to participate in a bonus program established by the Board at a level commensurate with his position.

(c)        Welfare, Pension and Incentive Benefit Plans.  During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability and accidental death and dismemberment.  In addition, during the Employment Period, Executive will be eligible to participate in all retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers.

(d)        Fringe Benefits.  During the Employment Period, the Company will provide Executive with fringe benefits commensurate with Executive’s position.

6.          Termination.  Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:

(a)          Death.  Executive’s employment under this Agreement will terminate upon his death.

(b)          Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for an entire period of six (6) consecutive months, the Company has the right to terminate Executive’s employment under this Agreement for “Disability,” and such termination will not be a breach of this Agreement by the Company.

(c)      Cause.  The Company has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Company.  “Cause” means termination of employment for one of the following reasons: (i) Executive’s conviction of or plea of no contest to a felony or other crime involving fraud, dishonesty or moral turpitude; (ii) Executive’s commission of a willful wrongful act intending to enrich himself at the expense of the Company, or that causes serious injury, monetary or otherwise, to the Company; (iii) Executive’s willful or reckless neglect or misconduct in the performance of his duties which results in a material adverse effect on the Company; (iv) Executive’s material willful or reckless violation or disregard of a Company policy; or (v) Executive’s habitual or gross neglect of duties.  Provided that Company may only rely on an act or failure to act under clauses (iv) or (v) if it provides Executive with written notice of such act or failure to act and Executive fails to cure such act or failure to act within thirty (30) days of such notice.  The determination of whether it can reasonably be cured shall be determined by the Board.

(d)         Good Reason.  Executive may terminate Executive’s employment with the Company for “Good Reason,” and such termination will not be a breach of this Agreement by Executive.  For purposes of this Agreement, “Good Reason” shall mean the occurrence without the written consent of Executive, of one of the events set forth below:

(i)          a material diminution in Executive’s authority, duties or responsibilities;

(ii)          the requirement that Executive be based at any office or location that is more than 50 miles from the Principal Location, except for travel reasonably required in the performance of Executive’s responsibilities, or

(iii)            Company’s material breach of the Agreement.

Notwithstanding the foregoing, Executive will not be deemed to have terminated for Good Reason unless (A) Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) Executive provides a Notice of Termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition, and (D) Executive terminates employment within ninety (90) days after Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

(e)          Without Cause.  The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination.

(f)     Voluntary Termination.  Executive may voluntarily terminate employment with the Company at any time.

7.            Termination Procedure.

(a)          Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party in accordance with Section 16.  For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(b)      Date of Termination.  “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated for Good Reason pursuant to Section 6(d), the date provided in such Notice, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

8.       Compensation Upon Termination or During Disability.  In the event of termination of Executive’s employment under this Agreement during the Employment Period, the Company will provide Executive with the payments and benefits set forth below.

(a)        Termination by Company for Cause or by Executive Without Good Reason.  If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

(i)          the Company will pay Executive his Base Salary and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the Date of Termination, within 30 days following the Date of Termination;

(ii)         the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds; and

(iii)           Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(b)        Disability.  During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b).  In the event Executive’s employment is terminated for Disability pursuant to Section 6(b):

(i)             the Company will (A) pay to Executive his Base Salary and accrued vacation pay through the Date of Termination, within 30 days following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company’s disability programs and/or practices;

(ii)         the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iii)           Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(c)       Death.  If Executive’s employment is terminated by his death, the Company will pay within 30 days in a lump sum to Executive’s beneficiary, legal representatives or estate, as the case may be, Executive’s earned but unpaid Base Salary as of the date of death, accrued vacation and unreimbursed business expenses and amounts due under any plans, programs or arrangements of the Company through the Date of Termination.

(d)        Termination by Company Without Cause or by Executive for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i)            the Company will pay to Executive within 30 days of the Date of Termination in a single lump sum payment (A) his Base Salary and accrued vacation pay through the Date of Termination, (B) an amount equal to two (2) times his Base Salary and (C) an amount equal to two (2) times his Annual Bonus.  For purposes of this Agreement, “Annual Bonus” will be the average of the annual bonus payments the Executive received during the preceding three (3) calendar years;

(ii)         the Company will reimburse Executive, pursuant to the Company’s policy, for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iii)           Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

9.          Mitigation.  Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

10.          Confidential Information; Non-Solicitation.

(a)          Nondisclosure of Confidential Information.  Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the Company or any affiliated entity relating to the business, operations, employees and customers of the Company or any affiliated entity (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Executive, is hereinafter referred to as “Confidential Information”).  The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of his employment by the Company after the date hereof, Executive has acquired and will acquire Confidential Information.  Executive recognizes that all such Confidential Information is the property of the Company.  Accordingly, at any time during or after the Employment Period, Executive shall not, except in the proper performance of his duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any person other than the Company, whether or not such a person is a competitor of the Company, and shall use his best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof.  Notwithstanding the foregoing, Executive may disclose to other persons, as part of his occupation, information with respect to the Company or any affiliated entity, which (i) is of a type generally not considered by standards of the banking industry to be proprietary, or (ii) is otherwise consented to in writing by the Company.

(b)      Non-Solicitation.  Executive agrees he shall not, during the Employment Period or for the 12-month period following his Date of Termination (the “Covered Period”), either personally or by or through his agent and whether for himself or on behalf of any other person, seek to persuade any employee of the Company or any affiliated entity or any person who was an employee of the Company or any affiliated entity during the six (6) month period prior to the commencement of the Covered Period, to discontinue his or her status or employment with the Company or such affiliated entity or to become employed in a business or activities likely to be competitive with the Company or any affiliated entity.  Additionally, Executive agrees that during his Employment Period and throughout the Covered Period, he shall not, for himself or on behalf of any person, solicit, divert or attempt to solicit or divert any established customer of the Company with a view to inducing or encouraging such established customer to discontinue or curtail any business relationship with the Company.  Nothing in this Section 10(b) shall preclude solicitation through any general advertisement not targeted at employees of the Company.

(c)         Obligations of Executive Upon Termination.  Upon termination of this Agreement for any reason, Executive shall return to the Company all documents and copies of documents in his possession relating to any Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing.  In addition, in the event Executive’s employment is terminated, Executive shall resign from all offices and positions held with the Company.  Nothing in this paragraph shall preclude Executive from retaining documents or other information pertaining to his compensation or the other terms of employment with the Company.

(d)         Remedies.  Executive acknowledges and understands that paragraphs 10(a), 10(b) and 10(c) and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm.  In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach.  Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive.  The provision of this Agreement relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating paragraphs 10(a), 10(b) and 10(c) hereof.

(e)          Continuing Operation.  Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 10.

11.      Release.  Executive agrees, if his employment is terminated under  circumstances entitling him to payments under Section 8(d) and Section 8(e) of this Agreement, that in consideration for and as a condition to receiving the payments described in Section 8(d) and Section 8(e), he will execute and not revoke a General Release in substantially the form of Exhibit A attached hereto, through which Executive releases the Company from any and all claims as may relate to or arise out of his employment relationship (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or any claims under this Agreement).  The form of the Release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding Release to the Company at the time of execution.

12.      Indemnification and Insurance.  Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive.  In addition, during the term of this Agreement and for a period of three years following the termination of this Agreement for any reason whatsoever, Executive shall be covered by a Company-held directors and officers liability insurance policy covering acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive.

13.       Arbitration; Legal Fees and Expenses.  The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any and all disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive’s employment relationship or this Agreement shall be settled by arbitration.  This agreement to arbitrate shall survive the termination of this Agreement.  Any arbitration shall be before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes pertaining to individually-negotiated contracts and shall be undertaken pursuant to the Federal Arbitration Act.  Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree on another location.  Unless parties mutually agree to self-administer the arbitration or to use a different arbitration service, it will be administered by the Dallas, Texas office of the American Arbitration Association.  The decision of the arbitrator will be enforceable in any court of competent jurisdiction.  The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator unless such damages would have been awarded by a court of competent jurisdiction.  The arbitrator shall also have the discretion and authority to award costs and attorney fees to the prevailing party or, alternatively, may order each party to bear its own costs and attorney fees in connection with the arbitration to the extent permitted by applicable law.  Nothing in this Agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 10.

14.          Agreement Binding on Successors.

(a)          Company’s Successors.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  As used in this Agreement, “Company” means the Company as hereinbefore defined, and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)          Executive’s Successors.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution.  Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement.  Executive will be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable under this Agreement following Executive’s death by giving the Company written notice thereof in a form acceptable to the Company.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).  If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

15.          Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At his last known address
evidenced on the Company’s
payroll records.

If to the Company:

Bank 7 Corp.
1039 NW 63rd
Oklahoma City, OK  73116

or to such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

16.          Withholding.  All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

17.         Miscellaneous.  No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company.  No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

18.          Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

19.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

20.          Section Headings.  The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

21.          Entire Agreement.  .  Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.  Provided, however, nothing in this Agreement shall supersede or negatively affect Executive’s rights under the Bank 7 Corp. 2018 Equity Incentive Plan (or any related awards or agreements).

22.          Section 409A.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, including but not limited to, the “short-term deferral rule” and “involuntary separation pay plan exception” and the provisions of this Agreement shall be construed in a manner consistent with that intention.  The Company shall not have any liability to Executive with respect to tax obligations that result under any tax law and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement.  Any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein.

To the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (excluding death) within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean “separation from service” (excluding death).  If Executive is deemed on the date of termination to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made under this Agreement, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” or (ii) the date of death.  On the first day of the seventh month following the date of “separation from service,” or if earlier, on the date of death, all payments delayed pursuant to this subparagraph and Section 409A (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expense eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A.  In addition, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments under Section 409A, including Treas. Reg. Section 1.409A-2(b)(2)(iii).

23.        Dodd-Frank Act.  Notwithstanding anything in this Agreement or any other agreement between the Company and/or its related entities and Executive to the contrary, Executive acknowledges that the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Act”) may have the effect of requiring certain executives of the Company and/or its related entities to repay the Company, and for the Company to recoup from such executives, certain amounts of incentive-based compensation.  If, and only to the extent, the Act, any rules and regulations promulgated by thereunder by the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup incentive-based compensation that the Company has paid or granted to Executive, Executive hereby agrees, even if Executive has terminated his employment with the Company, to promptly repay such incentive compensation to the Company upon its written request.  In addition, the Executive agrees to be subject to any other compensation clawback arrangement adopted by the Board (whether before or after the Effective Date) which is applicable to all executive officers of the Company.  This Section shall survive the termination of this Agreement.

24.          Application of 280G.

(a)       It is the objective of this Agreement to maximize Executive’s net after-tax benefit if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code.  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company (all such payments and benefits, including the payments and benefits under Section 8 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)         The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A of the Code.

(c)          For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination shall be borne by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY
Bank 7 Corp., an Oklahoma corporation

By	:/s/ William B. Haines
William B. Haines, Chairman

EXECUTIVE

/s/ John T. Phillips
John T. Phillips

EXHIBIT A

NOTICE.  Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status.  You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits.  These laws are enforced through the United States Department of Labor and its agencies, including the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

This General Release is being provided to you in connection with the Employment Agreement between you and Bank 7 Corp., an Oklahoma corporation, dated January 1, 2022 (the “Agreement”).  The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package.  You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision.  You may not sign this General Release until, at the earliest, your official date of separation from employment, _________________.

BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired.  If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package.  Any revocation must be in writing and must be received by ____________, Bank 7 Corp., 1039 NW 63rd, Nichols Hills, Oklahoma  73116, within the seven-day period following your execution of this General Release.

GENERAL RELEASE

In consideration of the special, individualized severance package offered to me by Bank 7 Corp. and the separation benefits I will receive as reflected in the Employment Agreement between me and Bank 7 Corp. dated January 1, 2022 (the “Agreement”), I hereby release and discharge Bank 7 Corp. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time).  This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits.  This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release or on any vested rights I may have under any of the Company’s qualified or non-qualified benefit plans or arrangements (including, without limitation, any rights that I may have under any stock option or other incentive awards or agreements) as of or after my last day of employment with the Company, or on any of the Company’s obligations under the Agreement or as otherwise required under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA).

I have carefully reviewed and fully understand all the provisions of the Agreement and General Release, including the foregoing Notice.  I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

The Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to this subject.  I understand that my receipt and retention of the separation benefits covered by the Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Agreement.  I acknowledge that the Company gave me twenty-one (21) days to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Agreement in exchange for this General Release.  I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Agreement and General Release prior to signing those documents.

Dated this ____ day of ____________, 20__.

_________________

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